Exhibit 2.15

AMENDMENT NO. 1 TO CORPORATE CONVERSION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to Corporate Conversion Agreement is made and entered into as of March 29, 2023, by and between BGC Partners, Inc., a Delaware corporation (“BGC Partners”) and BGC Holdings, L.P., a Delaware limited partnership (“BGC Holdings”). Capitalized terms used in but not defined in this Amendment shall have the meanings specified in the Corporate Conversion Agreement.

RECITALS

A.    WHEREAS, BGC Partners, BGC Holdings, BGC GP, LLC, a Delaware limited liability company and the general partner of BGC Holdings, BGC Group, Inc., a Delaware corporation and a direct wholly owned Subsidiary of BGC Partners (“Holdco”), BGC Partners II, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Holdco, BGC Partners II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Holdco, BGC Holdings Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of BGC Holdings and, solely for purposes of certain provisions therein, Cantor Fitzgerald, L.P., a Delaware limited partnership, are parties to that certain Corporate Conversion Agreement dated as of November 15, 2022 (the “Corporate Conversion Agreement”);

B.    WHEREAS, Section 7.3 of the Corporate Conversion Agreement (i) permits BGC Holdings and BGC Partners to amend the Corporate Conversion Agreement and (ii) provides that no amendment to the Corporate Conversion Agreement shall be made without the approval of the Joint Committee;

C.    WHEREAS, BGC Holdings and BGC Partners desire to amend the Corporate Conversion Agreement as provided in this Amendment; and

D.    WHEREAS, the Joint Committee has unanimously approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

Section 1.    Amendment and Restatement of Section 7.1(b). Section 7.1(b) of the Corporate Conversion Agreement is hereby amended and restated in its entirety as follows:

(b)    by either BGC Holdings or BGC Partners, if the Effective Time shall not have occurred on or before September 30, 2023 (the “Termination Date”); provided that if as of the Termination Date, any of the conditions set forth in Section 6.1 shall not have been satisfied, the Termination Date shall be automatically extended to December 31, 2023, and such date, as so extended, shall be the new Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

Section 2.    Miscellaneous

2.1.    No Further Amendment. Except as specifically provided in this Amendment and as the context of this Amendment otherwise may require to give effect to the intent and purposes of this Amendment, all of the terms and conditions of the Corporate Conversion Agreement remain unchanged and continue in full force and effect.

2.2.    Effect of Amendment. This Amendment shall form a part of the Corporate Conversion Agreement for all purposes, and each party hereto and thereto shall be bound thereby. This Amendment shall be deemed to be in full force and effect from and after its execution by the parties hereto.

2.3.    Governing Law. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

2.4.    Counterparts. This Amendment may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

2.5.    Captions. The section and paragraph headings in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

BGC HOLDINGS, L.P.

By:	/s/ Stephen M. Merkel
Name:	Stephen M. Merkel
Title:	Executive Managing Director, General Counsel and Assistant Secretary

BGC PARTNERS, INC.

By:	/s/ Stephen M. Merkel
Name:	Stephen M. Merkel
Title:	Executive Vice President and General Counsel

[Signature page to Amendment No. 1 to Corporate Conversion Agreement]